SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

           Under the Securities Exchange Act of 1934 (Amendment No. 7)


                             WILLIAMS CONTROLS, INC.
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
                         (Title of Class of Securities)


                                   969465 10 3
                                 (CUSIP Number)




     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement of file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of less than five percent of such class. See Rule 13d-7.)

     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     This information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 969465 10 3         13G                  Page___2____ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Thomas W. Itin
                     ###-##-####
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     NA
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     US

                          5   SOLE VOTING POWER
                                                              1,450,000 common
                                                                262,500 warrants
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY                                                    2,567,000 common
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON                                                      1,450,000 common
                                                                262,500 warrants

                          8   SHARED DISPOSITIVE POWER

                                                              2,567,000 common


    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              4,017,000 common
                                                                262,500 warrants

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                              X


    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   23.9%


    12  TYPE OF REPORTING PERSON*

                                                                     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 1 OF 13 PAGES

CUSIP NO. 969465 10 3          13G                  Page___3___ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Thomas W. Itin, as Trustee for Williams Controls, Inc. ESOP

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     California ESOP

                          5   SOLE VOTING POWER


  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY                                                      425,000 common
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON


                          8   SHARED DISPOSITIVE POWER

                                                                425,000 common


    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                425,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    2.4%


    12  TYPE OF REPORTING PERSON*

                                                                     00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 2 OF 13 PAGES

CUSIP NO. 969465 10 3          13G                  Page___4___ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Shirley B. Itin
                     ###-##-####
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                402,600 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY                                                    2,142,000 common
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                402,600 common

                          8   SHARED DISPOSITIVE POWER

                                                              2,142,000 common


    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              2,142,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                              X


    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   12.1%


    12  TYPE OF REPORTING PERSON*

                                                                     IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 3 OF 13 PAGES

CUSIP NO. 969465 10 3         13G                  Page___5____ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Acrodyne Corporation
                     38-1561308
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan corporation

                          5   SOLE VOTING POWER
                                                              1,050,000 common
                                                                150,000 warrants
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON                                                      1,050,000 common
                                                                150,000 warrants

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              1,050,000 common
                                                                150,000 warrants

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


                                                                    6.7%

    12  TYPE OF REPORTING PERSON*

                                                                     CO


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 4 OF 13 PAGES

CUSIP NO. 969465 10 3         13G                  Page___6____ of ___20___Pages

    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Acrodyne Corporation - Profit Sharing Plan
                     38-1561308
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Corporation

                          5   SOLE VOTING POWER

                                                                400,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                400,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


                                                                400,000 common

    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    2.3%


    12  TYPE OF REPORTING PERSON*

                                                                     EP


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 5 OF 13 PAGES

CUSIP NO. 969465 10 3         13G                  Page___7____ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     SICO
                     38-3023843
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan co-partnership

                          5   SOLE VOTING POWER

                                                                268,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                268,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                268,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    1.5%


    12  TYPE OF REPORTING PERSON*

                                                                     PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 6 OF 13 PAGES

CUSIP NO. 969465 10 3         13G                  Page___8____ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     TICO
                     38-3023846
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan co-partnership

                          5   SOLE VOTING POWER
                                                              1,874,000 common

  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON                                                      1,874,000 common


                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                              1,874,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                   10.6%


    12  TYPE OF REPORTING PERSON*

                                                                     PN


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 7 OF 13 PAGES

CUSIP NO. 969465 10 3         13G                  Page____9___ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Timothy Sean Itin Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                 85,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                 85,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 85,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.5%


    12  TYPE OF REPORTING PERSON*

                                                                     00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 8 OF 13 PAGES

CUSIP NO. 969465 10 3        13G                  Page____10___ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Nina Beardsley Itin Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                 85,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                 85,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 85,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.5%


    12  TYPE OF REPORTING PERSON*

                                                                     00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 9 OF 13 PAGES

CUSIP NO. 969465 10 3        13G                  Page____11___ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Whitney Lynne Hebard Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                106,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                106,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                106,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.6%


    12  TYPE OF REPORTING PERSON*

                                                                     00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 10 OF 13 PAGES

CUSIP NO. 969465 10 3        13G                  Page___12___ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Gregory Robert Hebard Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                106,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                106,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                106,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.6%


    12  TYPE OF REPORTING PERSON*

                                                                     00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 11 OF 13 PAGES

CUSIP NO. 969465 10 3         13G                  Page___13___ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Elinor Lee Itin Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                 17,600 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                 17,600 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                 17,600 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.1%


    12  TYPE OF REPORTING PERSON*

                                                                     00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                               PAGE 12 OF 13 PAGES

CUSIP NO. 969465 10 3        13G                  Page___14___ of ___20___Pages


    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Wyatt Otto Itin Irrevocable Living Trust

    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)
                     n/a
                                                                        (b)

    3   SEC USE ONLY



    4   CITIZENSHIP OR PLACE OF ORGANIZATION

                     Michigan Trust

                          5   SOLE VOTING POWER

                                                                  3,000 common
  NUMBER OF
  SHARES                  6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY
  EACH
  REPORTING               7   SOLE DISPOSITIVE POWER
  PERSON
                                                                  3,000 common

                          8   SHARED DISPOSITIVE POWER




    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                  3,000 common


    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*




    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                                    0.0%


    12  TYPE OF REPORTING PERSON*

                                                                     00


                      *SEE INSTRUCTION BEFORE FILLING OUT!
                              PAGE 1 3 OF 13 PAGES

CUSIP NO. 969465 10 3        13G                  Page___15___ of ___20___Pages

ITEM 1(a)         Name of Issuer:  Williams Controls, Inc.

ITEM 1(b)         Address of Issuer's Principal Executive Officers:

                  14100 SW 72nd Avenue
                  Portland, OR  92224

ITEM 2(a)         Name of Persons Filing:

         This Schedule 13G is being filed jointly by Thomas W. Itin, Thomas W. Itin, as trustee for Williams Controls, Inc. ESOP ("ESOP"), Shirley B. Itin, Acrodyne Corporation, a Michigan corporation ("Acrodyne"), Acrodyne Corporation
- Profit Sharing Plan ('"Acrodyne PSP"), TICO, a Michigan co-partnership ("TICO"), SICO, a Michigan co-partnership ("SICO"), Timothy Sean Itin Irrevocable Living Trust ("TSI Trust"), Nina Beardsley Itin Irrevocable Living Trust ("NBI Trust"), Whitney Lynne Hebard Irrevocable Living Trust("WLH Trust"), Gregory Robert Hebard Irrevocable Living Trust ("GRH Trust"), Elinor Lee Itin Irrevocable Living Trust ("ELI Trust"), and Wyatt Otto Itin Irrevocable Trust ("WOI Trust"). The TSI Trust, NBI Trust, WLH Trust, GRH Trust, ELI Trust, and WOI Trust sometimes hereinafter are referred to collectively as the "Trusts". Mr. Itin owns all of the outstanding stock of TWI International, Inc. which in turn owns all the outstanding stock of Acrodyne. Mr. Itin is the trustee and beneficiary of the Acrodyne PSP and is a partner in each of TICO and SICO. Mrs. Itin is a partner in TICO and SICO. Mrs. Itin is the trustee of the Trusts for their grandchildren or grown children and has the power to vote or to direct the vote of the shares held by the Trusts. Mr. and Mrs. Itin disclaims beneficial ownership of the shares held by the Trusts.

     Mr. Itin is Chairman of the Board of the Issuer and, under Rule 13d-3, may be deemed to be the beneficial owner of all of the shares of the ESOP. Mr. Itin disclaims beneficial ownership of these shares.

ITEM 2(b)         Address Principal Business Office or, if none, Residence:

                  7001 Orchard Lake Road, 424
                  W. Bloomfield, MI 48322

ITEM 2(c)         Citizenship:

          Mr. Itin is a United States citizen. Mrs. Itin is a United States citizen. Acrodyne is a Michigan Corporation. Acrodyne PSP is a Michigan trust. TICO and SICO are Michigan co-partnerships. The Trusts are Michigan trusts. The ESOP is a California ESOP.

CUSIP NO. 969465 10 3        13G                  Page___16___ of ___20___Pages

ITEM 2(d)         Title of Class of Securities
                  Common Stock $.01 Par Value

ITEM 2(e)         CUSIP Number:  969465 10 3

ITEM 3            N/A


ITEM 4            Ownership:

               a.  Amount Beneficially Owned:

                 (1) 4,279,500 shares and warrants (23.9%) beneficially owned by
                     Mr. Itin.

          Includes: (i) 1,050,000 owned of record by Acrodyne: (ii) 150,000 shares issuable upon exercise of presently exercisable stock options granted to Acrodyne by the Issuer; (iii) 400,000 shares owned of record by Acrodyne PSP; (iv) 268,000 shares owned of record by SICO; (v) 1,874,000 shares owned of record by TICO; (vi) 425,000 shares owned by Williams Controls, Inc. ESOP and (vii) 112,500 shares issuable upon exercise of presently exercisable stock options granted to Mr. Itin by the Issuer. Excludes 37,500 options not currently exercisable.

                 (2) 2,142,000 shares (12.1%) beneficially owned by Mrs. Itin.

          Includes: (i) 268,000 shares owned of record by SICO; and (ii) 1,874,000 shares owned of record by TICO;

          The percentage of ownership does not include: (i) 85,000 shares owned by TSI Trust: (ii) 85,000 shares owned by NBI Trust; (iii) 106,000 shares owned by WLH Trust; (iv) 106,000 shares owned by GRH Trust; (v) 17,600 shares owned by ELI Trust and (vi) 3,000 shares owned by WOI Trust. Mr. & Mrs. Itin are not beneficiaries of these trusts and disclaim any ownership.

CUSIP NO. 969465 10 3        13G                  Page___17___ of ___20___Pages

                  b.       Percent of Class:

                           23.9%            by Thomas W. Itin
                            2.4%            by ESOP
                           12.1%            by Shirley B. Itin
                            6.7%            by Acrodyne
                            2.3%            by Acrodyne PSP
                            1.5%            by SICO
                           10.6%            by TICO
                             .5%            by TSI Trust
                             .5%            by NBI Trust
                             .6%            by WLH Trust
                             .6%            by GRH Trust
                             .1%            by ELI Trust
                             .0%            by WOI Trust

                  c.  Number of shares as to which such person has:

                    (i)    sole power to vote or to direct the vote:

                    Mr. Itin,  through his  ownership of Acrodyne and as trustee of Acrodyne PSP, has the sole power to vote the 1,600,000 shares and warrants owned by Acrodyne and Acrodyne PSP. Mr. Itin has sole power of the 112,500 shares issuable upon exercise of presently exercisable stock options. Excludes 37,500 options not currently exercisable.

                    Mrs.  Itin has sole  power to vote or to direct  the vote of the 402,600 shares held by the Trusts. Mr. & Mrs. Itin disclaims beneficial ownership of these shares.

                   (ii)    shared power to vote or to direct the vote:

                    As a partner of each SICO and TICO, Mr. Itin shares power to vote or to direct the vote of the total 2,142,000 shares owned by TICO and SICO. Mr. Itin shares the power to vote or to direct the vote 425,000 shares held by the ESOP.

                    As a partner of each SICO and TICO,  Mrs.  Itin shares power to vote or to direct the vote of the total 2,142,000 shares owned by TICO and SICO.

CUSIP NO. 969465 10 3        13G                  Page___18___ of ___20___Pages


                  (iii)  sole power to dispose or to direct the disposition:

                    Mr. Itin,  through his  ownership of Acrodyne and as trustee of the Acrodyne PSP, has the sole power to dispose of or direct the disposition of the 1,600,000 shares and warrants owned by Acrodyne and Acrodyne PSP. Mr. Itin has sole power of the 112,500 shares issuable upon exercise of presently exercisable stock options. Excludes 37,500 stock options not currently exercisable.

                    Mrs.  Itin  has sole  power  to  dispose  or to  direct  the disposal of the 402,600 shares held by the Trusts. Mr. & Mrs. Itin disclaims beneficial ownership of these shares.

                   (iv) shared power to dispose or to direct the disposition:

                    As a partner of each SICO and TICO, Mr. Itin shares power to dispose of or direct the disposition of the 268,000 shares owned by SICO and the 1,874,000 shares owned by TICO. Mr. Itin has shared power to dispose or to direct the disposition of 425,000 shares held by the ESOP.

                    As a partner of each SICO and TICO,  Mrs.  Itin shares power to dispose of or direct the disposition of the 268,000 shares owned by SICO and the 1,874,000 shares owned by TICO.

ITEM 5          Ownership of Five Percent or Less of a Class:  N/A

ITEM 6          Ownership of More than Five percent on Behalf of Another Person:
                                    N/A

ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                Company:  N/A

ITEM 8          Identification and Classification of Members of the Group:  N/A

ITEM 9          Notice of Dissolution of Group:  N/A

ITEM 10         Certification:  N/A

CUSIP NO. 969465 10 3        13G                  Page___19___ of ___20___Pages

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Dated: February 4, 1997                   s\ Thomas W. Itin
                                                  ------------------------
                                                   Thomas W. Itin

                                                ACRODYNE CORPORATION - PROFIT
                                                SHARING PLAN

         Dated: February 4, 1997                    s\ Thomas W. Itin
                                                 -------------------------
                                                 Thomas W. Itin, Trustee

                                                ACRODYNE CORPORATION

         Dated: February 4, 1997                    s\ Thomas W. Itin
                                                 -------------------------
                                                 Thomas W. Itin, President

                                                SICO, A MICHIGAN CO-PARTNERSHIP

         Dated: February 4, 1997                    s\ Shirley B. Itin
                                                 -------------------------
                                                 Shirley B. Itin, Partner

                                                TICO, A MICHIGAN CO-PARTNERSHIP

         Dated: February 4, 1997                    s\ Thomas W. Itin
                                                --------------------------
                                                 Thomas W. Itin, Partner

                                               TIMOTHY SEAN ITIN IRREVOCABLE
                                               LIVING TRUST

         Dated: February 4, 1997                   s\ Shirley B. Itin
                                               ----------------------------
                                                Shirley B. Itin, Trustee

CUSIP NO. 969465 10 3        13G                  Page___20___ of ___20___Pages

                                               NINA BEARDSLEY ITIN IRREVOCABLE
                                               LIVING TRUST

         Dated: February 4, 1997                   s\ Shirley B. Itin
                                              -----------------------------
                                                Shirley B. Itin, Trustee



                                              WHITNEY LYNNE HEBARD
                                              IRREVOCABLE LIVING TRUST

         Dated: February 4, 1997                   s\ Shirley B. Itin
                                              ------------------------------
                                                Shirley B. Itin, Trustee

                                              GREGORY ROBERT HEBARD
                                              IRREVOCABLE LIVING TRUST

         Dated: February 4, 1997                   s\ Shirley B. Itin
                                              ------------------------------
                                                Shirley B. Itin, Trustee

                                              ELINOR LEE ITIN
                                              IRREVOCABLE LIVING TRUST

         Dated: February 4, 1997                   s\ Shirley B. Itin
                                              ------------------------------
                                                Shirley B. Itin, Trustee

                                              WYATT OTTO ITIN
                                              IRREVOCABLE LIVING TRUST

         Dated: February 4, 1997                   s\ Shirley B. Itin
                                              ------------------------------
                                                Shirley B. Itin, Trustee